195 Church Street New Haven, CT 06510 www.newalliancebank.com
PRESS RELEASE
Contact: Brian S. Arsenault Executive Vice President NewAlliance Bank 203 789 2733

NewAlliance Bancshares Completes Westbank Acquisition

New Haven, CT - January 2, 2007 - NewAlliance Bancshares, Inc. (NYSE: NAL) announced that it completed its acquisition of Westbank Corporation (NASDAQ:WBKC) today, providing its initial entry into Massachusetts. Shareholders of Westbank approved the acquisition and the banks received the required regulatory approvals in December. The cash-and-stock transaction was valued at approximately $116 million when announced.

The acquisition supports NewAlliance’s growth strategy, providing it with additional assets of $827 million and deposits of $606 million as of September 30, 2006. It also gives the Bank a strong immediate presence in western Massachusetts, mainly along the I-91 corridor, as well as in towns contiguous to NewAlliance branches in northeastern Connecticut.

“We are pleased to combine two great community banks,” said Peyton R. Patterson, Chairman, President and Chief Executive Officer of NewAlliance. “With Westbank’s outstanding reputation for personal service, we see an excellent potential for growth in Massachusetts in the consumer and commercial lending market, as well as in our wealth management and trust services.”

NewAlliance Bancshares is the sixth largest bank headquartered in New England and the third largest bank based in Connecticut. Including this acquisition, the Bank now has 88 branches in Connecticut and Massachusetts. At September 30, 2006, NewAlliance had $7.2 billion in assets and $3.8 billion in deposits.

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